Media Contact:	Investor Contact:
Eliza Schleifstein	Scott Youngstrom
Argot Partners	Chief Financial Officer
(917) 763-8106	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634-3011
syoungstrom@vbloc.com

EnteroMedics Provides Commercialization and Corporate Update

- Company to hold conference call November 30, 2016 at 11:00 AM Eastern Time -

ST. PAUL, Minnesota, November 22, 2016 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today provided an overview of its recent commercialization and corporate achievements, and announced it will host a conference call on Wednesday, November 30, 2016 at 11:00 AM Eastern Time ahead of the Company’s anticipated special meeting of shareholders to be held Monday, December 12, 2016. The call will be led by Dan W. Gladney, the Company’s President, Chief Executive Officer and Chairman of the Board.

“Throughout the past year, EnteroMedics has made several important advances in our commercialization strategy and our goal of securing broad reimbursement coverage to ensure vBloc Therapy is widely available to all patients,” said Dan Gladney, EnteroMedics’ President, Chief Executive Officer and Chairman of the Board. “Significant milestones such as our expanded agreement with Academy Medical, LLC to provide U.S. Veterans with access to vBloc Therapy, the publication of long-term data reinforcing the effectiveness and safety of vBloc Therapy, as well as changes in our leadership are helping to pave the way towards fully unlocking the potential of this important and unique therapy for patients battling obesity.”

Commercialization and Corporate Update

•	EnteroMedics continued to drive opportunities to expand the Company’s commercial reach, including the announcement of a third adjunctive rescue surgery for a failed gastric sleeve using the Company’s vBloc® Neurometabolic Therapy. The latest surgery, broadcasted live at Obesity Week 2016 on November 4th, 2016, was performed by Sachin Kukreja, M.D., Director of Bariatric Surgery, VA North Texas Health Care. Two previous adjunctive rescue surgeries were successfully performed by Dr. Kukreja in May 2016; patients from those surgeries are reporting weight-loss results in-line with expectations based on the nature of the surgeries.

•	The Company expanded its current partnerships by announcing that vBloc Therapy is now available to all U.S. veterans at Department of Veterans Affairs (VA) Medical Facilities. This is possible through the addition of vBloc Therapy to Academy Medical’s five-year sole source agreement with the U.S. Department of Veterans Affairs. This arrangement grants the approximately one million obese U.S. veterans the ability to receive vBloc Therapy at any VA medical facility at little to no cost in accordance with their health benefits, and allows any VA surgeon in the U.S. to purchase the vBloc System from Academy Medical under a national contract. Academy Medical, LLC, is a certified Service-Disabled Veteran-Owned Small Business specializing in the distribution of medical products to VA and Department of Defense (DoD) facilities.

•	The Company continues to pursue positive payer coverage decisions by leveraging vBloc’s efficacy and safety data, as well as the economic value it brings as a less invasive and durable option that has also been shown to lead to improvements in certain obesity-related comorbidities such as Type 2 diabetes and hypertension.

•	EnteroMedics continues to pursue its aggressive marketing campaign designed to build awareness for vBloc Therapy and expand the commercial vBloc Institutes to focus on targeted patient groups.

•	The Company demonstrated the efficacy of vBloc Therapy through regular publication and presentation of clinical data, including both long-term clinical trial data from the Company’s studies and short-term results from commercial patient experience. At 24 months, patients from the ReCharge clinical study who randomized to vBloc demonstrated durable weight loss, with approximately 50% of patients with pre-diabetes or metabolic syndrome at baseline experiencing a resolution of pre-diabetes or metabolic syndrome at 24 months compared to baseline. The results confirm the durable nature of the weight loss achieved with vBloc Therapy and the positive impact it had on patients’ obesity-related comorbidities.

vBloc Therapy is approved for use in helping with weight loss in people aged 18 years and older who are obese, with a Body Mass Index (BMI) of 40 to 45 kg/m2, or a BMI of 35 to 39.9 kg/m2 with a related health condition such as Type 2 diabetes, high blood pressure, high cholesterol levels or obstructive sleep apnea.

Shareholder Proxy and Special Meeting Information

Each of the management proposals described below is an important element of EnteroMedics’ plan to maintain its listing on The Nasdaq Capital Market and fund its future operations and development. EnteroMedics’ future opportunities include its recently announced distribution agreement to supply vBloc Therapy to U.S. veterans at VA facilities at little to no cost to veterans in accordance with their veterans’ health benefits.

How to Vote

If your shares of EnteroMedics Common Stock are held in the name of a broker, bank or other nominee, in order to vote, you will need the control number which appears on your proxy card.

Below are two convenient ways for most shareholders to vote.

EnteroMedics highly recommends shareholders vote electronically or by phone. Please have your control number ready while voting. The control number is located on your proxy card.

Through the Internet, most shareholders can vote by visiting a website established for that purpose at www.proxyvote.com and following the instructions. Most shareholders may also be able to vote by telephone, by calling 1-866-883-3382, as long as they have their proxy control number available.

For shareholders who still need assistance voting their shares, or have questions regarding the special meeting, please contact EnteroMedics’ proxy solicitation firm, The Proxy Advisory Group LLC, either by telephone: 212-616-2180 or email: info@proxyadvisory.net.

The EnteroMedics Board Recommends Shareholders Vote “FOR” all of the proposals.

At the special meeting, shareholders will vote on the following management proposals:

•	Approval of an amendment to Article IV, Section 1 of the Certificate of Incorporation, effective prior to the Reverse Stock Split, to increase the number of shares of common stock authorized for issuance to 300 million shares;

•	Approval of an amendment to the Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-20 and 1-for-70, inclusive, which ratio will be selected at the sole discretion of our Board of Directors at any whole number in the above range, with any fractional shares that would otherwise be issued as a result of the Reverse Stock Split being rounded up to the nearest whole share, provided, however, that our Board of Directors may abandon the Reverse Stock Split in its sole discretion;

•	Approval of the Second Amended and Restated 2003 Stock Incentive Plan; and

•	Approval of one or more adjournments to the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1, Proposal 2 or Proposal 3.

The Board of Directors recommends that you vote FOR the Authorized Share Increase, FOR the Reverse Stock Split, FOR the Second A&R Incentive Plan, and FOR the Adjournment Approval.

The full meeting agenda is detailed in EnteroMedics’ definitive proxy statement, which has been filed with the Securities and Exchange Commission and mailed to all EnteroMedics stockholders of record as of November 3, 2016.

Conference Call Details

The conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 25303017. A replay of the call will be available from November 30, 2016 at 2:00 PM Eastern Time through December 7, 2016 at 2:00 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 25303017.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the vBloc® System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ vBloc® System has received U.S. Food and Drug Administration approval and CE Mark.

Information about the vBloc® System and vBloc® Neurometabolic Therapy

You should not have an implanted vBloc® System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the vBloc System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and vBloc System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.